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EXHIBIT 4.11

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684-5708
Website: secretaryofstate.biz

	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20120650600-02
Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)		Filing Date and Time 09/24/2012 8:55 PM
Entity Number C31949-1999

USE BLACK INK ONLY - DO NOT HIGHLIGHT                ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

MedPro Safety Products, Inc.

2.    Stockholder approval of amendment has been obtained.

3.    The class or series of stock being amended.

Series A Convertible Preferred Stock

4. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Section 3(b) of the Certificate of Designation is hereby deleted in its entirety and the following shall be substituted in lieu thereof:

“(b)    General Voting Rights.    (See attached for full text of amendment)

5. Effective date of filing (optional):            (must not be later than 90 days after the certificate is filed)

6. Officer Signature (Required):    x    /s/ W. Craig Turner

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

AMENDMENT
TO THE
CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES OF THE SERIES A CONVERTIBLE PREFERRED STOCK
OF
MEDPRO SAFETY PRODUCTS, INC.

The undersigned, being the Chief Executive Officer of MedPro Safety Products, Inc., a Nevada corporation (the “Company”), in accordance with the provisions of the Nevada Revised Statutes, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, the following resolutions modifying the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock (the “Certificate of Designation”) were duly adopted on August 31, 2012:

WHEREAS, the Board of Directors of the Company, pursuant to the authority expressly vested in it, previously adopted resolutions creating the Series A Convertible Preferred Stock (“Series A Preferred Stock”), which resolutions were incorporated into the Certificate of Designation filed with the Secretary of State of the State of Nevada on or about December 13, 2007; and

WHEREAS, the Board of Directors of the Company wishes to adopt the following resolution to amend the Certificate of Designation to modify the voting rights of the Series A Preferred Stock;

THEREFORE, BE IT RESOLVED, that Section 3(b) of the Certificate of Designation is hereby deleted in its entirety and the following shall be substituted in lieu thereof:

“(b)    General Voting Rights. Except with respect to transactions upon which the Series A Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above and except as otherwise required by Nevada law, the Series A Preferred Stock shall be entitled to vote with the Common Stock on all matters submitted for the vote of the Corporation's stockholders. With respect to such general voting rights, each share of Series A Preferred Stock shall be entitled to cast that number of votes as is equal to the number of shares of Common Stock into which one share of Series A Preferred Stock would be convertible on the record date for determining the shareholders entitled to receive notice of, and to vote on, any matter submitted for action by the Corporation's stockholders. The Common Stock into which the Series A Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company, and none of the rights of the Preferred Stock.”

IN WITNESS WHEREOF, MedPro Safety Products, Inc. has caused this Amendment to be signed by its Chairman of the Board and Chief Executive Officer on this 21st day of September, 2012.

MEDPRO SAFETY PRODUCTS, INC.

By: /s/ W. Craig Turner

Name: W. Craig Turner

Title: Chairman of the Board and Chief Executive Officer